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                                                                       Exhibit 5
                                 THE KROGER CO.
                             Cincinnati, Ohio 45202

    Paul W. Heldman
    Senior Vice President, Secretary
    and General Counsel

                                  May 28, 1999

    Board of Directors
    The Kroger Co.
    1014 Vine Street
    Cincinnati, OH 45202

    Ladies and Gentlemen:

    I am familiar with the proceedings taken and proposed to be taken by The Kroger Co., an Ohio corporation (the "Company"), in connection with the issuance of up to 11,250,000 shares of its Common Stock (the "Securities") pursuant to the Fred Meyer, Inc. 1983 Stock Incentive Plan; Fred Meyer, Inc. 1997 Stock Incentive Plan; Quality Food Centers, Inc. Amended and Restated 1987 Incentive Stock Option Plan; Quality Food Centers, Inc. 1993 Executive Stock Option Plan; Smith's Food & Drug Centers, Inc. Amended and Restated 1989 Stock Option Plan; and Quality Food Centers, Inc. 1997 Stock Option Plan (collectively, the "Fred Meyer Plans"). I have acted as counsel to the Company in connection with its preparation of a Registration Statement relating to that issuance on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Securities under the Securities Act of 1933, as amended. I have examined the above-mentioned documents, the Amended Articles of Incorporation and Regulations of the Company, the corporate minutes of the proceedings of the directors and shareholders of the Company, and all other records and documents of the Company as I have deemed necessary in order to express the opinions hereinafter set forth.

    Based upon the foregoing, and assuming compliance with applicable federal and state securities laws, I am of the opinion that when the Securities are issued pursuant to the Fred Meyer Plans, they will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

    I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement as having passed upon the legality of the Securities offered thereby on behalf of the Company.

                                                   Very truly yours,


                                                   (Paul Heldman)